Exhibit 10.3

HSBC

COMMERCIAL BANKING
(CARM 210908)

CONFIDENTIAL

Customer's Copy

The Directors
E I L Company Limited
Flat A 17/F Mai Wah Ind Bldg
1-7 Wah Sing Street
Kwai Chung
New Territories

4 October 2021

Dear Sirs

BANKING FACILITIES

With reference to our recent discussions, we are pleased to confirm our agreement to renewing the following facilities. The facilities will be made available subject to (a) the specific terms and conditions outlined herein; (b) the Bank's Terms and Conditions for Facilities; and (c) the general terms and conditions governing your account(s) with the Bank or (as the case may be) the relationship terms of business. In case of any conflict, the terms of the Facility Letter shall prevail. Definitions contained in the Bank's Terms and Conditions for Facilities apply to the Facility Letter. The Bank shall have an unrestricted discretion to reduce, cancel or suspend, or determine whether or not to permit drawings in relations to, the facilities. The facilities are subject to review at any time, and also subject to the Bank's overriding right of repayment on demand including the right to call for cash cover on demand for prospective and contingent liabilities.

An arrangement fee of HKD20,000.- will be charged to the Borrower(s)'s account upon receipt of acceptance of the Facility Letter whether or not the facilities are drawn or cancelled by the Borrower(s).

The Facility Letter shall replace and supersede any previous facility letter issued by the Bank in connection with the facilities and from the date of acceptance by the Borrower(s) of the Facility Letter, all existing liabilities in respect of the facilities of the Borrower(s) and the rights and obligations of the Borrower and the Bank shall be governed by and construed in accordance with the provisions of the Facility Letter.

Save as stated otherwise, the terms of the Facility Letter shall continue to apply unless we send you a new, revised or supplemental facility letter.

<u>BORROWER(S)</u>

E I L Company Limited [Customer No.112-229034]

The Hongkong and Shanghai Banking Corporation Limited
Credit Services Team
8/F Tower 2 HSBC Centre 1 Sham Mong Road Tai Kok Tsui Kowloon
Web: www.hsbc.com.hk

FACILITIES	**Limit**
(1) Combined Limit for the following facilities within which the following sub-limits apply, provided that the aggregate amount outstanding of such facilities shall at no time exceed the stated combined limit:	HKD38,000,000.-
	Limit
(a) Overdraft	HKD6,000,000.-
(b) Import Facilities (Usance period up to 90 days)	HKD10,000,000.-
Within which (I) Loan Against Import ("LAI") (Maximum Tenor 90 days)	(HKD10,000,000.-)
(II) Trust Receipts	(HKD10,000,000.-)
Notwithstanding the foregoing, the Bank's overriding right to demand repayment at any time shall not be affected.	
(c) Post-Shipment Buyer Loans (Maximum tenor 120 days)	HKD32,000,000.-
Notwithstanding the foregoing, the Bank's overriding right to demand repayment at any time shall not be affected.	
(d) Guarantee Line	HKD18,000,000.-
Notwithstanding the limit set out above, the aggregate outstanding of Guarantees which will be issued shall at no time exceed HKD18,000,000.-	
(2) Hong Kong Interbank Offered Rate (HIBOR) Loan (166-403675-301)	HKD11,519,625.04
The principal of the loan will continue to be repayable by 50 equal monthly instalments of HKD32,819.44 save that the final instalment shall be a lump sum payment equal to the then outstanding balance of the loan to the debit of the Borrower(s)'s account. Notwithstanding the foregoing, the Bank's ability to demand repayment at any time shall not be affected by the payment schedule as described	

SECURITY AND OTHER DOCUMENTATION

The Bank will continue to hold the following security document(s) and other document(s):

1. An "All Monies" Legal Charge over the property at Apartment No.17, 36th Floor, Celestial Heights, No. 80 Sheung Shing Street, Kowloon granted by Kong Wai On Ronnie as the mortgagor(s).

2. A Charge over Securities and Deposits (Limited Amount up to HKD8,000,000.-) dated 25 September 2017 granted by the Borrower(s).

   The Bank has sole discretion to determine whether and to what extent any charged securities granted in favour of the Bank shall be relied upon when it sets or reviews the limit for the facilities. For the avoidance of doubt, the Bank is not obliged to take into account the value of any charged securities when deciding the limit of the facilities. "Securities" means (i) all stocks, shares, securities, debentures, bonds, notes, options, warrants, funds, unit trusts, certificates of deposit, money market instruments, other equity, debt and financial instruments of any kind, (ii) all dividends, interest, distributions and other moneys derived therefrom and (iii) all accretions, allotments, and other benefits accruing or arising in respect thereof.

   Certain capital in nature instruments such as bonds issued by HSBC and its subsidiaries are excluded from the scope of charged securities.

   A charge over the Borrower(s)'s deposit(s) for HKD8,029,980.69 or its equivalent in other foreign currencies plus accrued interest placed with the Bank.

   In the event of the value of the foreign currency deposit charged to the Bank falling below the required level and upon the Bank's request, the Borrower(s) should immediately pledge to the Bank additional security acceptable to it to bring the value back to the threshold.

3. A Charge over Securities and Deposits (Limited Amount up to HKD6,000,000.-) dated 12 April 2018 granted by the Borrower(s).

   The Bank has sole discretion to determine whether and to what extent any charged securities granted in favour of the Bank shall be relied upon when it sets or reviews the limit for the facilities. For the avoidance of doubt, the Bank is not obliged to take into account the value of any charged securities when deciding the limit of the facilities. "Securities" means (i) all stocks, shares, securities, debentures, bonds, notes, options, warrants, funds, unit trusts, certificates of deposit, money market instruments, other equity, debt and financial instruments of any kind, (ii) all dividends, interest, distributions and other moneys derived therefrom and (iii) all accretions, allotments, and other benefits accruing or arising in respect thereof.

   Certain capital in nature instruments such as bonds issued by HSBC and its subsidiaries are excluded from the scope of charged securities.

   A charge over the Borrower(s)'s deposit(s) for HKD6,022,549.08 or its equivalent in other foreign currencies plus accrued interest placed with the Bank.

   In the event of the value of the foreign currency deposit charged to the Bank falling below the required level and upon the Bank's request, the Borrower(s) should immediately pledge to the Bank additional security acceptable to it to bring the value back to the threshold.

4. A Guarantee (Unlimited Amount) dated 21 September 2017 from Kong Wai On Ronnie.

It is now a requirement of the Bank that the Borrower(s) extend the Borrower(s)'s existing policy to cover Fire and Allied Perils including landslip and subsidence. Would the Borrower(s) therefore ensure that the Borrower(s) forward the appropriate endorsement to the Bank as soon as possible.

The Bank is able to offer the Borrower(s) the convenience of its insurance service. The Bank can arrange the necessary policy to be issued as well as provide an extensive range of insurance services to cater for all of the Borrower(s)'s insurance needs.

The Bank has direct access to the Group's insurance subsidiaries. This will ensure that the Borrower(s) have the required protection in place at a competitive price.

To obtain the benefits of this service, simply contact the undersigned.

Without prejudice to any rights or remedies that the Bank may have under the Mortgage document, in the event that the Borrower(s) fails to perform the above obligations, the Bank may without prior notice, at the Borrower(s)'s cost and on behalf of the Borrower(s) (whether in the name of the Borrower(s) or the Bank), take out an insurance with such insurance company on such terms as the Bank thinks fit or renews the Borrower(s)'s existing insurance policy on such terms as the Bank thinks fit. The Bank shall be entitled to debit any money paid by the Bank for such insurance or renewal to any of the Borrower(s)'s accounts with the Bank.

FURTHER NOTES

Without prejudicing or affecting the Bank's right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to the Borrower(s) at any time or determine whether or not to permit drawings in relation to the facilities, the Borrower(s) will, as the case may be:-

1) give the undertakings set out in the Schedule of Further Notes which will remain in full force until the facilities have been repaid in full; and/or

2) make the representations and warranties set out in the Schedule of Further Notes which will be deemed repeated daily until the facilities have been repaid in full; and/or

3) agree to the further conditions as set out in the Schedule of Further Notes.

SCHEDULE OF FACILITIES

OVERDRAFT

PRICING

Interest will continue to be charged at the Bank's HKD Best Lending Rate (BLR).

"Best Lending Rate" or "BLR" means a rate to be determined by the Bank from time to time and published at www.hsbc.com.hk or is available upon request.

IMPORT FACILITIES WITH LOAN AGAINST IMPORT (LAI)

DETAILS

1 For the issuance of Documentary Credits to the Borrower(s)'s suppliers and Import Loan Facilities in either HK Dollars or Foreign Currency, less any usance / credit periods granted by the Borrower(s)'s suppliers.

2 Subject to the Bank's right at any time to demand immediate repayment of all sums owing by the Borrower(s), advances may be made available:

(a) in respect of sight documentary credits, for a period up to the maximum tenor as stipulated under the heading "Facilities"; and heading

(b) in respect of usance documentary credits, for a period up to the maximum tenor as stipulated under the heading "Facilities" less the usance period (i.e. the supplier's credit finance period) of the relevant documentary credit, commencing from the date that import documents presented under the usance documentary credit are accepted.

3 The Bank may, on an exceptional basis, and subject to such conditions as it may impose from time to time, accept applications for the issuance of documentary credits relating to goods already received by the Borrower(s) but not paid for. Such conditions include (without limitation):

(a) evidence of delivery being supported by (i) a cargo receipt showing a date on which the goods are actually received or (ii) transport document(s) showing a date of shipment, with such dates referred to in the cargo receipt or transport document (where applicable) not exceeding 90 days before the issue date of the relevant documentary credit; and

(b) the maximum tenor of the import loan facilities drawn under the documentary credit shall be up to 90 days, less any usance / credit periods granted by the Borrower(s)'s suppliers.

4 Export proceeds will repay any import facilities outstanding within 15 days.

TRUST RECEIPTS

DETAILS

Advances may be made under this Trust Receipt to enable the Borrower(s) to pay import documentary credit, with the associated title documents released to the Borrower(s) against Trust Receipt(s) signed by the Borrower(s).

COMMISSION / FEES

Commission in lieu of exchange (to be charged if bills/loans are settled without foreign currency conversion with HSBC) and Handling Commission will continue to be charged as follows:

- For the first USD50,000.- or its equivalent 0.125%
- Balance in excess of USD50,000.- or its equivalent 0.0625%

PRICING

For drawings in HKD

Interest will continue to be charged at Hong Kong Interbank Offered Rate (HIBOR) + 2% p.a.

For drawings in USD

Interest will continue to be charged at London Interbank Offered Rate (LIBOR) + 2% p.a.

For details of benchmark interest rates, please refer to the attached Appendix.

POST-SHIPMENT BUYER LOANS

DETAILS

A Post-shipment Buyer Loans may be granted to the Borrower(s)'s suppliers for a period up to the maximum tenor as stipulated under the heading "Facilities" (less any usance/credit periods granted by the Borrower(s)'s suppliers), on the conditions that:

(i) the Bank receives an undertaking that the purchase of goods is a genuine trade transaction and that no other financing has been or will be requested or obtained from the Bank or any other financial institution against the suppliers' invoices financed by the Bank,
(ii) the Bank receives the original or certified true copy of the pro-forma invoice, the accepted purchase order or such other document acceptable to the Bank, and which clearly stipulates the advance payment terms,
(iii) the Bank receives written instruction from the Borrower to remit payment directly to the suppliers,
(iv) the Bank receives and the relevant transport documents acceptable to the Bank, which are marked with the relevant Pre-Shipment Buyer Loan Reference Number (Not applicable if the underlying trade related to services or intangible goods) and
(v) the aggregate outstanding amount outstanding is within the above specific limits.

The Bank will settle the invoices direct on the respective due dates and the proceeds will be remitted or credited directly to the suppliers' accounts. Notwithstanding the foregoing, the Bank's overriding right to demand repayment at any time shall not be affected.

Export proceeds will repay any import facilities outstanding within 15 days.

COMMISSION / FEES

Commission in lieu of exchange (to be charged if bills/loans are settled without foreign currency conversion with HSBC) and Handling Commission will continue to be charged as follows:

- For the first USD50,000.- or its equivalent 0.125%
- Balance in excess of USD50,000.- or its equivalent 0.0625%

PRICING

For drawings in HKD

Interest will continue to be charged at Hong Kong Interbank Offered Rate (HIBOR) + 2% p.a.

For drawings in USD

Interest will continue to be charged at London Interbank Offered Rate (LIBOR) + 2% p.a.

For details of benchmark interest rates, please refer to the attached Appendix.

GUARANTEE LINE

DETAILS

This facility is given subject to the Bank's approval of the obligation, terms, conditions and validity of each guarantee which the Borrower(s) may request the Bank to issue thereunder.

COMMISSION / FEES

Commission on the guarantee facility(ies) will continue to be charged at 2% p.a. flat on the amount of each guarantee to be issued which is subject to change at the Bank's discretion. Please note that the full amount of the commission will be payable in advance on a yearly basis to the debit of the Borrower(s)'s account notwithstanding the subsequent return or cancellation of any guarantee issued prior to its expiry.

HONG KONG INTERBANK OFFERED RATE (HIBOR) LOAN (166-403675-301)

PURPOSE

The purpose of the facility is to finance working capital of the Borrower(s). Without prejudicing the Bank's unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the facility, or the Bank's overriding right of repayment on demand, if the Bank becomes aware that any part of the facility is not used for the specified purpose, the Bank (acting reasonably) reserves the right to revise the terms of the facility without the Borrower's consent. Notwithstanding any of the foregoing, the Bank is not bound to monitor or verify the application of any amount advanced pursuant to this facility letter.

DETAILS

Conditions for Utilisation

Subject always to the Bank's right to suspend, withdraw or make demand for repayment in respect of the whole or any part of the facilities made available to the Borrower(s) at any time and determine whether or not to permit drawings in relation to the facilities:

1. Unless otherwise agreed by the Bank, 24 hours' advance notice of drawdown / rollover is to be given to the Bank.

2. Each drawdown / rollover to be for periods (interest period) of 1 month subject always to availability of matching funds in the market.

3 At the end of an interest period, the amount drawn may be rolled-over either in one or two or more amounts for a further period of 1 month, subject always to availability of matching funds in the market.

4 With the Bank's prior approval in writing, the Borrower(s) may, during an interest period, prepay a loan (in whole but not in part) by serving the Bank 48 hours' advance notice in writing, subject to payment of any break cost (i.e. the difference between the return the Bank would have received had the loan run to maturity and the return the Bank is able to obtain by the placing of the funds repaid for the remainder of the period in the market).

5 Amounts repaid or prepaid will not be available for redrawing and will be applied to repayment of the total amount outstanding in inverse order of maturity.

6 The Bank reserves the right to renegotiate the HIBOR interest spreads should any event occur which changes the basis on which HIBOR interest margins are presently calculated.

7 Please note that the Bank's Loans Section is responsible for the administration of HIBOR facilities. For rate quotations and other day to day administrative matters, please contact Ms Carrot Woo on telephone number 2288 2537.

PRICING

Interest will continue to be charged at 1 month Hong Kong Interbank Offered Rate (HIBOR) + 1.7% p.a.

For details of benchmark interest rates, please refer to the attached Appendix.

SCHEDULE OF FURTHER NOTES

This schedule sets out the further points to note for the Borrower(s).

The Borrower(s)'s compliance or otherwise with the following condition(s) precedent, representations, warranties, undertakings or further conditions (as the case may be) will not in any way prejudice or affect the Bank's right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to the Borrower(s) at any time or determine whether or not to permit drawings in relation to the facilities. By signing the Facility Letter, the Borrower(s) expressly acknowledge that the Bank may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time or determine whether or not to permit drawings in relation to the facilities, notwithstanding the fact that the following conditions precedent, representations, warranties, undertakings and further conditions (as the case may be) are included in the Facility Letter and whether or not the Borrower(s) has complied with any of them.

Representation and Warranties

1. None of the Borrower(s), any of its subsidiaries, any director or officer or any employee, agent, or affiliate of the Borrower or any of its subsidiaries is an individual or entity ("**Person**") that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury's Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, or the Hong Kong Monetary Authority (collectively, "**Sanctions**"), or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea and Syria.

2. The Borrower(s) represents that the Borrower's request for the facility(ies) stated in the Facility Letter was not referred to the Bank by any intermediary. The Borrower(s) understands that the Bank does not appoint any third party to handle credit applications from small and medium-sized enterprises.

Undertakings

1. The Borrower(s) will promptly provide to the Bank any financial or other information that the Bank may, from time to time, reasonably request for the purposes of understanding such Borrower's financial position, business and operations and assessing such Borrower's ability to meet its obligations and liabilities under the Facility Letter.

2. The Borrower(s) undertakes to provide stock aging semi-annually and debtor aging on a quarterly basis.

3. The Borrower(s) undertakes that Dividend payment to be restricted to 50% of Net Profit After Tax of the relevant year.

4. The Borrower(s) undertakes to maintain at least 50% of operating account with the Bank at all times.

5. without prejudice to any other undertakings on the part of the Borrower(s), the Borrower(s) shall not, and shall procure that none of the Borrower(s)'s subsidiaries shall, without the Bank's prior written consent:

   (a) create or attempt to create or permit to subsist any mortgage, debenture, charge, pledge, lien or other encumbrance upon, or permit any lien or other encumbrance (save a lien arising by operation of law in the ordinary course of trading) to arise on or affect, the whole or any part of the Borrower(s)'s or the Borrower(s)'s respective undertaking, property, assets and rights other than pledges created over goods and / or services acquired pursuant to documentary credits opened in the ordinary course of trading for the purpose of financing the acquisition or provision of goods and services; or

   (b) part with, assign, transfer, sell or dispose of or attempt or agree to part with, assign, transfer, sell or dispose of the whole or any part of the Borrower(s)'s or the Borrower(s)'s respective undertaking, property, assets and rights except by way of sale at full value in the usual and ordinary course of trading as now conducted and for the purpose of carrying on the relevant business or

   (c) grant, issue or extend any guarantee or indemnity or enter into any other form of contractual undertaking or arrangement of similar effect in respect of any indebtedness or obligations, actual or contingent, of any other person whatsoever except in the usual and ordinary course of trading as now conducted by the Borrower(s) and the Borrower(s)'s subsidiaries and for the purpose of the carrying on by the Borrower(s) or the relevant subsidiary of the Borrower(s) or its business

6. The Borrower(s) shall, and shall procure that the Borrower(s)'s subsidiaries will, from time to time upon the Bank's request, provide the Bank with a written confirmation of compliance with the terms of the undertakings set out in item 5 above.

7. The Borrower(s) further authorise the Bank, in our absolute discretion, at any time and from time to time to notify any other creditors of the Borrower(s) and / or creditor of any of the Borrower(s)'s subsidiaries of the terms of the undertakings set out in item 5 above in the event that the Bank receive notice of any proposed arrangement between such creditors and the Borrower(s) and / or any of the Borrower(s)'s subsidiaries which, if implemented, would or might be in breach of such undertakings'.

8. The Borrower(s) warrants and undertakes that it will not use any part of facility(ies) (except 'Property Mortgaged Loan', if granted), for financing (or refinancing) any property holding, investment or leasing. If the Bank becomes aware that any part of the facility(ies) (except 'Property Mortgaged Loan') is used contrary to this warranty and undertaking, the Bank (acting reasonably) reserves the right to revise the terms of the facility(ies) without the Borrower(s)'s consent.

9. Sanctions: The Borrower(s) will not, directly or indirectly, use the proceeds of the facilities set out in the Facility Letter, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the facilities, whether as lender, underwriter, advisor, investor or otherwise).

10. Anti-bribery and corruption: None of the Borrower(s), nor to the knowledge of the Borrower(s), any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower(s) or any of its/their subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the "**UK Bribery Act**") and the U.S. Foreign Corrupt Practices Act of 1977 (the "**FCPA**"). Furthermore, the Borrower(s) and, to the knowledge of the Borrower(s), its/their affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No part of the proceeds of the facilities set out in the Facility Letter will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

Definitions of ratios/figures

"**Dividend Payments**" means the aggregate of final and interim dividend and other distribution declared, recommended or made.

The above ratios/figures will be determined by reference to the latest audited or management accounts or the financial statements provided by the Borrower(s) from time to time. The Bank will calculate the ratios/figures in accordance with the accounting principles, standards and practices on which the preparation of the audited accounts of the Borrower(s) was / were based and in accordance with the latest Statements of Standard Accounting Practice issued by the Hong Kong Institute of Certified Public Accountants. Any calculation made by the Bank will be conclusive.

Further Conditions

Compliance activity: The Bank and other members of the HSBC Group are required to act in accordance with the laws and regulations and comply with requests of public and regulatory authorities operating in various jurisdictions which relate to, amongst other things: (i) the prevention of money laundering, terrorist financing, corruption, tax evasion and the provision of financial and other services to any persons or entities which may be subject to economic or trade sanctions; or (ii) the investigation or prosecution of, or the enforcement against, any person for an offence against any laws or regulations.

The Bank may take, and may instruct members of the HSBC Group to take, any action which the Bank in its sole and absolute discretion considers appropriate to prevent or investigate crime or the potential breach of sanctions regimes or to act in accordance with relevant laws, regulations, sanctions regimes, international guidance, relevant HSBC Group procedures and/or the direction of any public, regulatory or industry body relevant to any member of the HSBC Group. This includes the interception and investigation of any payment, communication or instruction, and the making of further enquiries as to whether a person or entity is subject to any sanctions regime ("**Compliance Activity**").

Neither the Bank nor any member of the HSBC Group will be liable to the Borrower(s) in respect of any loss (whether direct, consequential or loss of profit, data or interest) or delay, suffered or incurred by any party, caused in whole or in part by (i) actions taken, or delays or failure in performing any obligations under the Facility Letter by the Bank, or (ii) any steps taken by the Bank or any member of the HSBC Group, pursuant to Compliance Activity.

"**HSBC Group**" means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

APPENDIX : DETAILS OF BENCHMARK RATES

Benchmark	Applicable Currency	Definition of Benchmark
Hong Kong Interbank Offered Rate (HIBOR) [* and 1]	HKD	"**HIBOR**" means, in relation to any advance, the applicable Screen Rate at or around 11.00 am Hong Kong time on the proposed date of advance (or such other time or day if the market practice differs in the Hong Kong interbank market, as determined by the Bank), if any such rate is below zero, HIBOR will be deemed to be zero. "**Screen Rate**" means the Relevant Administrator's Interest Settlement Rate for Hong Kong dollars and for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank's sole determination its funding cost is in excess of HIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate. "**Relevant Administrator**" means the Hong Kong Association of Banks or any other person to whom the administrator function of the HIBOR fixing process is transferred from time to time.

Benchmark	Applicable Currency	Definition of Benchmark
London Interbank Offered Rate (LIBOR) [* and 1]	USD	**"LIBOR"** means, in relation to any advance, the applicable Screen Rate at or around 11:00 am London time two Business Days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, LIBOR will be deemed to be zero. **"Business Day"** means a day other than a Saturday or Sunday on which banks are open for general business in London. **"Screen Rate"** means the Relevant Administrator's Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank's sole determination its funding cost is in excess of LIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate. **"Relevant Administrator"** means ICE Benchmark Administration Limited or any other person to whom the administrator function of the LIBOR fixing process is transferred from time to time.

Note:

1 Interpolated rates, which refers to rate calculated using linear interpolation method as recommended by the International Swaps and Derivatives Association (ISDA) for a situation where there is no current quote available for below maturities:-

- LIBOR: 2 weeks, 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months
- HIBOR: 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

* For tenors where fixing is not published by the relevant administrator and the interpolated rate does not apply, the benchmark rate shall be the rate as specified by the Bank in its sole discretion as its cost of funding the relevant facility or financial arrangement.

TERMS AND CONDITIONS FOR FACILITIES

1. **Interpretation**

These terms and conditions are applicable to banking/credit facilities made available by The Hongkong and Shanghai Banking Corporation Limited (the "**Bank**", "**HSBC**" or "**we**", which expression shall include its successors and assigns) to the Borrower(s) and shall be read in conjunction with the facility letter, as may be amended from time to time, applicable to the Borrower(s) (together, the "**Facility Letter**").

2. **Accrual of Interest & Other Sums**

All interest and any other amount accruing under the Facility Letter will accrue daily and in each case is calculated on the basis of the actual numbers of days elapsed and a year of 360 days or 365 days, depending on the market practice for the currency (and as may be adjusted in case of a leap year). Notwithstanding any other provision in the Facility Letter, any interest or other amount accruing under the Facility Letter shall be payable on demand.

3. **Availability and Utilisation**

With respect to trade facilities, documents presented to the Bank for drawings must reflect and relate to a genuine transaction. Where documents presented are not in the original form, copies of such documents presented must strictly conform to the original. Please note that drawings without an underlying transaction, or presentation of forged or fraudulent documentation can render companies and/or persons involved liable to prosecution. The Bank may, at its sole and absolute discretion, refuse to allow drawings under a facility if :

(a) the drawee is considered to be unacceptable to the Bank, or

(b) the drawee is not on the Bank's approved list, or

(c) the transaction in question does not meet the Bank's operational requirements in respect of the facilities.

4. **Default Interest**

Interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank's tariff book which is accessible at https://www.business.hsbc.com.hk/tariffs. The Bank will provide the Borrower or such relevant guarantor and/or security provider with a hard copy of the tariff book upon request. Interest at the applicable rate will be payable monthly in arrears to the debit of the Borrower(s)'s current account.

5. **Payment**

(a) All payments shall be made by the Borrower(s), the guarantor(s) and/or the security provider(s) to the Bank without set-off, counterclaim, withholding or condition of any kind. If the Borrower(s), the guarantor(s) or such security provider (where applicable) is compelled by law to make such withholding, the sum payable shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

(b) You shall indemnify us against, and pay to us an amount equal to, any loss, liability or cost which we determine will be or has been (directly or indirectly) suffered for or on account of Tax in connection with the Facility Letter, our services or our transactions with you or in respect of your account, together with any interest, penalty, cost or expense incurred in connection therewith.

"**Tax**" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

6. **Security and Disclosure**

6.1 The Bank shall proceed to register (where applicable) in Hong Kong, security provided to the Bank in connection with facilities made available to the Borrower(s) or at the request of the Borrower(s). The costs and expenses, if any, will be charged to the account of the Borrower(s). Where the security provided to the Bank requires registration or filing outside Hong Kong, the Borrower undertakes that it shall, and where applicable, shall procure that such registration or filing of security is attended to and completed in a timely way so as to preserve the security interest of the Bank. The Bank shall be entitled to demand that evidence of such filing and/or registration be provided to it. All costs in connection with the aforesaid overseas filing and/or registration (as the case may be) shall be for the account of the Borrower(s).

6.2 By accepting the Facility Letter, the Borrower(s) is deemed to have consented to the Bank providing a copy of the Facility Letter, related security documents, the Borrower's latest statement of account, related documents evidencing the obligations to be guaranteed or secured by a guarantor or third party security provider, information on the outstanding liabilities (whether actual or contingent) or such other information to (a) a guarantor or third party security provider, such guarantor or third party security provider's solicitors and other professional advisers; and (b) whom the bank assigns or transfers (or may potentially assign or transfer) all or part of its rights and obligations under the Facility Letter.

6.3 Without prejudicing the rights of the Bank under other agreements with the Borrower(s), the Bank is entitled to provide any information relating to any of the account(s) of the Borrower(s) held with the Bank and any facilities which the Bank may provide to the Borrower(s) from time to time or the conduct of such account and/or facilities and/or other information concerning the Borrower(s) relationship with the Bank to any other company or office which belongs to or is part of the HSBC Group.

6.4 The Bank shall be entitled to have solicitors of its choice appointed to prepare the necessary documentation relating to the Facility Letter and/or the security to be provided. All their charges and disbursements incurred in this respect will be for the Borrower(s)'s account. Any filing fees and fees incurred in obtaining a legal opinion will also be for Borrower(s)'s account.

6.5 If the Bank is satisfied that all liabilities owed by the Borrower(s) to the Bank have been irrevocably paid in full and that all facilities which might give rise to such liabilities have terminated, subject to the Bank's right to retain any guarantee or security provided to it for such period as the Bank considers (in its sole discretion) necessary, the Bank may, at the request and cost of the Borrower(s) or the relevant guarantor and/or security provider, release, reassign or discharge (as appropriate) such guarantee or security.

7. Costs and Expenses

7.1 The Borrower(s) shall promptly on demand pay the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the negotiation, preparation and execution of the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.2 If the Borrower(s) requests an amendment, waiver or consent, the Borrower(s) shall, within three business days of demand, reimburse the Bank for the amount of all costs and expenses (including legal fees) incurred by the Bank in responding to, evaluating, negotiating or complying with that request or amendment.

7.3 The Borrower(s) shall, within three business days of demand, pay to the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the enforcement of, or the preservation of any rights under the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.4 If the effect of or a change in any law or regulation is to increase the cost to the Bank of advancing, maintaining or funding the facility(ies) or to reduce the effective return to the Bank, the Bank may require payment on demand of such amounts as the Bank consider necessary as compensation therefor.

8. Indemnity

8.1 Any amount received or recovered by the Bank in respect of any sum expressed to be due to the Bank from the Borrower in a currency other than the currency of denomination in which payment is due (the "**Intended Currency**") shall only constitute a discharge to it to the extent of the amount in the Intended Currency which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in such other currency on the date of that receipt.

8.2 The Borrower(s) shall pay and, within three business days of demand, indemnify the Bank against any cost, loss or liability that the Bank incurs in relation to or as a result of:

(a) a failure by the Borrower(s) to pay any amount due under the Facility Letter on its due date; or

(b) if the Facility Letter allows prepayment, such loan not being prepaid in accordance with a notice of prepayment given by the Borrower.

9. Assignment

The Bank may assign its rights and transfer all or any part of its rights and obligations hereunder or under any Facility Letter to any person by delivering to the Borrower(s) a notice in writing. Such transfer shall take effect as from the effective date as specified in the notice and the Bank shall thereafter be released from such obligations. No assignment or transfer of any right, benefit or obligation in the Facility Letter shall be made by the Borrower(s) in any way.

10. Pari Passu

The Borrower(s), the guarantor(s) and security provider(s) (where applicable) shall ensure that at all times the claims of the Bank under the facilities rank at least pari passu with the claims of all other unsecured creditors, except for claims preferred by mandatory provisions of law.

11. **Prima facie**

Any certification or determination by the Bank of a rate or amount under the Facility Letter is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

12. **Banking (Exposure Limits) Rules - exposures to connected parties**

The Banking (Exposure Limits) Rules (Cap. 155S) and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to HSBC Group. In accepting the Facility Letter, the Borrower(s) should, to the best of its (their) knowledge, advise the Bank whether it is in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that the Borrower(s) is not so related or connected. The Bank would also ask, that if the Borrower(s) becomes aware that it (they) becomes so related or connected in future, that the Borrower(s) immediately advises the Bank in writing. You may refer to the reference page for information on whether you may be considered as related or connected to the HSBC Group.

13. **Governing Law and Third Party Rights**

13.1 The Facility Letter (including the schedule(s), where applicable), and these terms and conditions shall be governed and construed in accordance with the laws of the Hong Kong Special Administrative Region.

13.2 The Borrower(s) submits to the non-exclusive jurisdiction of the Hong Kong courts.

13.3 No person other than the Bank and the Borrower(s) will have any right under the Contracts (Rights of Third Party) Ordinance to enforce or enjoy the benefit of any of the provisions of the terms and conditions of the Facility Letter.

14. **Process Agent**

Without prejudice to any other mode of service allowed under any relevant law, each Borrower (other than a Borrower incorporated in Hong Kong (if the Borrower is a company) and a Borrower who is domiciled in Hong Kong (if the Borrower is an individual)):

(a) irrevocably appoints the company stated after the Borrower's signature below as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with the Facility Letter, security document(s) and /or documentation relating to the facilities; and

(b) agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

F2009v11

ACCEPTANCE

Please arrange for the **authorised signatories of the Borrower(s)**, in accordance with the terms of the mandate given to the Bank, to sign and return the duplicate copy of the Facility Letter with Appendix to signify the Borrower(s)'s understanding and acceptance of the terms and conditions under which these facilities are granted.

We have shared and discussed with you a risk disclosure document about the demise of or possible changes to certain interest rate benchmarks (such as LIBOR). By signing this letter, you acknowledge that you understand the implications and risks of the changes referred to in the risk disclosure document. We enclose a copy of the risk disclosure document again for your easy reference.

The facilities will remain open for acceptance until the close of business on 25 October 2021 and if not accepted by that date will be deemed to have lapsed.

Please return the signed facility offer letter to Commercial Banking Kowloon West District at Rooms 910B-912, Cheung Sha Wan Plaza, Tower 2, 833 Cheung Sha Wan Road, Kowloon.

Should the Borrower(s) have any questions please feel free to contact Wilson Yan, Senior Vice President or Fiona Wu, Customer Service Officer on telephone no. 3941 1540 or 3941 1811.

Yours faithfully

For and on behalf of
The Hongkong and Shanghai Banking Corporation Limited

Wilson Yan
Senior Vice President
/lc

Encl

Acceptance and Confirmation

We, E I L Company Limited, confirm our acceptance of the offer and all terms and conditions contained above (including the Schedules, Appendix and Terms and Conditions for Facilities attached thereto).

For and on behalf of
E I L Company Limited

Signature ____________	Signature ____________
Name ____________	Name ____________
Title ____________	Title ____________
Date ____________	Date ____________

Reference Page

(This is for your reference only and are not intended to be contractual terms. You may also access the Banking (Exposure Limits) Rules at https://www.elegislation.gov.hk/hk/cap155S)

The Borrower may be considered as related or connected to the HSBC Group if you/it are/is:

a) a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

b) a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

c) a firm, partnership or non-listed company in which a member of the HSBC Group or any of the following entities is interested as director, partner, manager or agent:

   (i) a controller, minority shareholder controller or director of a member of the HSBC Group;

   (ii) a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or

d) a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:

   (i) a controller, minority shareholder controller or director of a member of the HSBC Group;

   (ii) a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.

Relevant definitions

1) A person has "**control**" if such person is:

   (A) an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or

   (B) a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary,

   and "**controller**" means either an "**indirect controller**" or a "**majority shareholder controller**".

2) "**employee**" includes permanent full time, permanent part-time, fixed-term full time, fixed-term part-time staff and international assignees.

3) "**HSBC Group**" means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.